Exhibit 99.3

CONSENT TO BE NAMED AS A DIRECTOR

August 10, 2023

In connection with the filing by 1427702 B.C. Ltd. of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of 1427702 B.C. Ltd. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Sincerely,

/s/ Jonathan Conlin
Jonathan Conlin